Exhibit 99.1

INSPIRED REPORTS THIRD QUARTER 2019 RESULTS

●	Completed Acquisition of Novomatic UK’s Gaming Technology Group (“NTG”) on October 1st

●	Debt Refinanced at Lower Annual Cost of Debt Capital

●	Our UK LBO Results Showing Improvement in Revenue Trend in Fourth Quarter to Date

●	First Valor™ Terminals Installed in North America During October

●	Partnership Agreements with NFL Alumni for Virtual Football and Former NHL Star Jaromir Jágr for Virtual Hockey

●	New Virtual Sports Distribution Agreement with Novomatic

New York, New York, November 12, 2019 - Inspired Entertainment, Inc. (“Inspired”) (NASDAQ: INSE) today reported financial results for the three-month period ended September 30, 2019.

Total Revenue for the three months ended September 30, 2019 was $26.6 million, a year-over-year decrease of $9.0 million, or 25.3%, on a reported basis, and $7.5 million, or 21.0%, on a functional currency (£) at constant rate basis. Adjusted EBITDA1 for the three months ended September 30, 2019 was $8.7 million, a year-over-year decrease of 46.5% on a reported basis and 43.4% on a functional currency (£) at constant rate basis. The Company’s Revenue and Adjusted EBITDA were negatively impacted by the reduction in maximum B2 stakes to £2 in the UK LBO market implemented on April 1, 2019 (the “Triennial Implementation”). The Company completed its acquisition of Novomatic’s Gaming Technology Group on October 1st and third quarter results are not reflective of the acquisition.

“Results for the third quarter were in line with our expectations, considering the negative impact from the Triennial Implementation. Additionally, we are seeing a considerable improvement in trend in the UK in the fourth quarter,” said Lorne Weil, Executive Chairman of Inspired. “As stated previously, a large part of our mitigation efforts will be driven by shop closures. Since the September 30th closing of 700 shops within our estate, our revenue appears to be tracking higher than we initially anticipated, prior to the Triennial Implementation, with a significant improvement in the observed decline in gross win per unit per day to 24.5% in October from 44.1% in April and 37.9% in August. This trend illustrates, in practice, our previously outlined thesis that a substantial portion of revenue lost due to shop closures would be recovered throughout our remaining estate. Additionally, because our costs are generally aligned with our total machine count, the overall industry restructuring and consolidation is likely to assist our cost mitigation efforts going forward due to the benefits of supporting a smaller, more profitable estate. We’re now quite confident that the projected adverse impact on Adjusted EBITDA will be at the lower end of the guidance range of approximately $10 million to $11 million annually on a steady state basis.”

[1]	The financial measure “Adjusted EBITDA” is a non-GAAP financial measures defined below under “Non-GAAP Financial Measures” and reconciled to the most directly comparable GAAP measures in the accompanying supplemental table at the end of this release.

“We continue to make excellent progress with growth initiatives in other areas of our business. In the fourth quarter we completed the acquisition of NTG and have been very pleased with the positive trends in the business, particularly in the cash box performance of the pub estate. Our North American business has been building momentum and we had outstanding feedback on our new Valor™ terminal at G2E in Las Vegas. In October we delivered our first gaming terminals in Illinois and are very pleased with the performance thus far. We continue to lead the industry in Virtuals innovation and are excited about our new license agreements with NHL legend Jaromir Jágr and with NFL Alumni. The popularity of our Gaming and Virtuals content is fueling the growth in our Interactive business, where we are in the process of launching new content and integrating several customers,” said Weil.

Weil concluded, “We believe we have reached a turning point in the implementation of our three-pronged strategy to (1) mitigate the Triennial, (2) generate new business to offset the impact of Triennial and return to pre-Triennial Adjusted EBITDA levels, and (3) integrate the NTG acquisition and realize additional revenue opportunities between the complementary businesses, and we are extremely excited for our growth prospects in 2020 and beyond.”

Summary of Consolidated Third Quarter 2019 Financial Results (unaudited)
					Functional
	Quarter Ended			Currency	Currency
	September 30		Change	Movement	Growth
	2019	2018	(%)	2019	(%)
(In $ millions, except per share figures)
GAAP Measures:
Revenue	$26.6	$35.6	-25.3%	$(1.5)	-21.0%
Net operating (loss) income	$(5.7)	$(3.7)	NM [2]	$0.3	NM
Net (loss)	$(8.5)	$(11.9)	NM	$0.5	NM
Net (loss) per diluted share	$(0.38)	$(0.57)	NM
Non-GAAP Financial Measures[1]:
Adjusted EBITDA	$8.7	$16.3	-46.5%	$(0.5)	-43.4%

1	Reconciliation to GAAP shown below.
2	Percentage change is not meaningful.

Recent Highlights

NTG Acquisition

●	Completed Acquisition of NTG – Effective October 1, 2019, the Company closed its acquisition of NTG, a leading supplier of Category B3, C and D gaming terminals to pubs, arcades, motorway service areas and holiday resorts in the UK, in a cash transaction for €104.6 million. The acquisition combined two complementary and largely non-overlapping businesses.

●	NTG Fourth Quarter Tracking Positively – Results to date show growth, particularly in the digital conversion of the UK pub business.

Financial

●	Debt Refinancing – In conjunction with the NTG acquisition, Inspired refinanced its existing indebtedness with a new term loan for £140 million GBP-equivalent and €90 million EUR-equivalent, and a £20 million revolving credit facility. The debt refinancing resulted in a reduction in annual coupon cost of debt capital.

Server Based Gaming (“SBG”)

●	Average Installed Base Increased 5.6% Year over Year – The average terminal base for the period increased to 34,764; however, UK Licensed Betting Office (“LBO”) closures during the quarter led to an installed base of 32,084 at the end of the period, which is a decrease of 1,110 terminals, or 3.3%, year over year.

●	Installed an Additional 400 Terminals in Greece – During the period, approximately 400 Inspired machines were deployed, up from 7,300 last quarter. We anticipate the remaining 1,200 units should be placed in the next six months. Inspired is contracted to provide OPAP with a total of 8,940 terminals.

●	First Valor Installations in North America – Subsequent to the end of the quarter, Inspired has installed the VALOR terminal in 17 locations in Illinois on trial (as of November 8, 2019). We currently expect to install additional terminals by the end of the year.

●	Valor Recognition - Inspired was shortlisted for Land-Based Product of the Year at the Global Gaming Awards Las Vegas 2019.

Virtual Sports

●	Additional Virtual Sports Operators – The number of Virtual Sports operators increased to 102 live worldwide (as of September 30, 2019), up 5.2% from the same time last year.

●	Global Partnership with Novomatic – Inspired entered into a partnership with NovoPrime Sports, Novomatic’s sports betting platform, to include Inspired’s suite of Virtual Sports.

●	Exclusive Worldwide License Deals – Inspired signed license agreements to secure the rights to utilize the name, brand, image and likeness of NFL Alumni members in Virtual Football games and pro-hockey legend Jaromir Jágr in Virtual Hockey games and other gaming products.

●	Virtual Basketball Launched –BetVictor was the first customer to launch Virtual Basketball.

●	Inspired Virtual Sports to Go Live in Agua Caliente Casinos – Land-based Virtual Sports content expected to be integrated into Agua Caliente’s three casinos in California pursuant to a recently signed agreement.

Interactive

●	Number of Live Interactive Customers Increased to 42 – Two new Interactive customers launched during the quarter.

●	Interactive Virtual Sports Launched – Bet365 deployed two additional channels of proprietary Inspired content, including 1st Down™ and Head 2 Head Football™.

●	New Virtuals On-Demand Channels – V-Play On-Demand launched with Loto Quebec in the period.

●	New Interactive Content Launched – Rainbow Cashpots™ and Mighty Hot Wilds™ launched during the quarter and have been performing well.

Management Outlook and Commentary

Management remains confident in its plan to manage the Triennial Implementation and the projected adverse impact on Adjusted EBITDA at the lower end of the range of approximately $10 million to $11 million annually on a steady state basis, assuming exchange rates remain stable.

Management continues to expect to achieve $12.3 million to $13.3 million of annual cost synergies (across cost of sales and selling, general and administrative costs and excluding one off implementation costs) from the NTG acquisition, within six months of consummation based upon the USD/GBP spot exchange rate at the time of signing of the transaction,through shared costs and increased scale.

“The acquisition of NTG has changed the profile of our business, not only adding size, scope and scale but also strengthening our balance sheet,” said Stewart Baker, Executive Vice President and Chief Financial Officer of Inspired. “Pro forma for the acquisition, we have lowered our annual coupon cost of debt and we remain focused on generating free cash flow.”

Overview of Third Quarter Results

SBG service revenue declined by $6.9 million, or 29.5%, on a functional currency at constant rate basis, driven mainly by the decrease in revenue in the UK LBO market caused by the Triennial Implementation, which resulted in a 37.5% year-over-year decline in UK LBO Customer Gross Win per unit per day. The decline in Gross Win per unit per day improved by 360 basis points from the prior quarter. Additionally, revenue in the Italian market decreased by $1.1 million primarily due to a 1.8% increase in the tax rate on gross stakes and a decrease in the Greek market of $0.4 million driven by a reduction in software license sales of $1.3 million partly offset by the rollout of terminals, which drove additional income of $0.9 million.

SBG hardware revenue increased by $0.2 million, on a functional currency at constant rate basis, due to higher SSBT sales in the UK of $1.9 million and higher Flex terminal sales of $0.9 million, partly offset by lower Electronic Table Game (“ETG”) sales of the Sabre Hydra™ terminal of $2.0 million and lower Italy sales of $0.4 million.

Virtual Sports revenue decreased by $0.8 million, or 8.8%, on a functional currency at constant rate basis, primarily driven by a $0.3 million reduction in revenue due to a rephasing of the annual contract with a major customer, $0.3 million decrease due to the expiration of a fixed term contract and $0.3 million from one-time revenue received in the prior year. The rephasing of the annual contract has been extended for a further two-year term and the Company expects to see some benefit starting in the fourth quarter. Revenue was also impacted by a decline in revenue from $0.2 million of long-term Virtual Sports licenses that have now been fully amortized and $0.2 million of Interactive content sales. This was partly offset by revenue growth in the UK of $0.3 million from the migration of B2 players due to the Triennial Implementation and growth in in the rest of the world of $0.2 million, due to the launch of the Moroccan Lottery.

SG&A expenses decreased by $1.3 million, or 10.3%, on a reported basis, to $11.5 million., comprised of a decrease of $0.7 million on a functional currency at constant rate basis and $0.6 million attributable to favorable currency movements. This decrease was driven by staff-related cost savings of $1.5 million, $1.8 million of which were cost savings in conjunction with the Triennial Implementation, and facilities cost savings of $0.2 million. This was partly offset by an increase in the costs of group restructure of $0.4 million (excluded from Adjusted EBITDA) and a decrease in labor capitalization and manufacturing recoveries of $0.4 million due to lower headcount, mix of projects and lower factory throughput.

Adjusted EBITDA for the three months ended September 30, 2019 was $8.7 million, a year-over-year decrease of 46.5% on a reported basis and 43.4% on a functional currency at constant rate basis, primarily due to the decrease caused by the Triennial Implementation, a decrease in software license sales in Greece, an increase in the tax rate in Italy and a decline due to the rephasing of a Virtual Sports contract for a major customer.

On a reported basis, net loss improved to a loss of $8.5 million from a loss of $11.9 million in the prior period, mainly due to the $10.3 million reduction in the change in fair value of derivative liability and the reduction in impairment expenses of $7.7 million. This was partly offset by the reduction in revenue, the increase in acquisition and integration related transaction expenses and other finance expense.

Net Cash Provided by Operating Activities Less Cash from Investing Activities during the quarter decreased to an outflow of $4.0 million from an inflow of $1.7 million in the prior year period due primarily to acquisition related fees as well as restructuring costs.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, including Adjusted EBITDA, to analyze our operating performance. We use these financial measures to manage our business on a day-to-day basis. We believe that these measures are also commonly used in our industry to measure performance. For these reasons, we believe that these non-GAAP financial measures provide expanded insight into our business, in addition to standard U.S. GAAP financial measures. There are no specific rules or regulations for defining and using non-GAAP financial measures, and as a result the measures we use may not be comparable to measures used by other companies, even if they have similar labels. The presentation of non-GAAP financial information should not be considered in isolation from, or as a substitute for, or superior to, financial information prepared and presented in accordance with U.S. GAAP. You should consider our non-GAAP financial measures in conjunction with our U.S. GAAP financial measures.

We define our non-GAAP financial measures as follows:

Adjusted EBITDA is defined as net loss excluding depreciation and amortization, interest expense, interest income and income tax expense, and other additional specified exclusions and adjustments. Such additional excluded amounts include stock-based compensation, U.S. GAAP charges where the associated liability is expected to be settled in stock, and changes in the value of earnout liabilities and income and expenditure in relation to legacy portions of the business (being those portions where trading no longer occurs) including closed defined benefit pension schemes. Additional adjustments are made for items considered outside the normal course of business, including (1) restructuring costs, which include charges attributable to employee severance, management changes, restructuring, dual running costs, costs related to facility closures and integration costs (2) merger and acquisition costs and (3) gains or losses not in the ordinary course of business.

We believe Adjusted EBITDA, when considered along with other performance measures, is a particularly useful performance measure, because it focuses on certain operating drivers of the business, including sales growth, operating costs, selling and administrative expense and other operating income and expense. We believe Adjusted EBITDA can provide a more complete understanding of our operating results and the trends to which we are subject, and an enhanced overall understanding of our financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income or loss, because it does not take into account certain aspects of our operating performance (for example, it excludes non-recurring gains and losses which are not deemed to be a normal part of underlying business activities). Our use of Adjusted EBITDA may not be comparable to the use by other companies of similarly termed measures. Management compensates for these limitations by using Adjusted EBITDA as only one of several measures for evaluating our operating performance. In addition, capital expenditures, which affect depreciation and amortization, interest expense, and income tax benefit (expense), are evaluated separately by management.

Adjusted Revenue (Revenue Excluding Nil Margin Hardware Sales) is defined as revenue excluding hardware sales that are sold at nil margin with the intention of securing longer term recurring revenue streams.

Functional Currency at Constant rate. Currency impacts shown have been calculated as the current-period average GBP:USD rate less the equivalent average rate in the prior period, multiplied by the current period amount in our functional currency (GBP). The remaining difference, referred to as functional currency at constant rate, is calculated as the difference in our functional currency, multiplied by the prior-period average GBP:USD rate, as a proxy for functional currency at constant rate movement.

Currency Movement represents the difference between the results in our reporting currency (USD) and the results on a Functional Currency basis.

Reconciliations from net loss, as shown in our Consolidated Statements of Operations and Comprehensive Loss included elsewhere in this release, to Adjusted EBITDA are shown below.

Conference Call and Webcast

Inspired management will host a conference call and simultaneous webcast at 9:00 a.m. ET / 2:00 p.m. UK on Tuesday, November 12, 2019 to discuss the financial results and general business trends.

Telephone: The dial-in number to access the call live is 1-844-746-0725 (US) or 1-412-317-5264 (International). Participants should ask to be joined into the Inspired Entertainment call.

Webcast: A live audio-only webcast of the call can be accessed through the “Events and Presentations” page of the Company’s website at www.inseinc.com under the Investors link. Please follow the registration prompts.

Replay of the call: A telephone replay of the call will be available one hour after the conclusion of the call until November 19, 2019 by dialing 1-877-344-7529 (US) or 1-412-317-0088 (International), via replay access code 10136422. A replay of the webcast will also be available on the Company’s website at www.inseinc.com.

About Inspired Entertainment, Inc.

Inspired offers an expanding portfolio of content, technology, hardware and services for regulated gaming, betting, lottery, and leisure operators across retail and mobile channels around the world. The Company’s gaming, virtual sports, interactive and leisure products appeal to a wide variety of players, creating new opportunities for operators to grow their revenue. The Company operates in approximately 35 jurisdictions worldwide, supplying gaming systems with associated terminals and content for more than 58,000 gaming machines located in betting shops, pubs, gaming halls and other route operations; virtual sports products through more than 44,000 retail channels; digital games for 100+ websites; and a variety of amusement entertainment solutions with a total installed base of more than 19,000 devices.  Additional information can be found at www.inseinc.com.

Forward Looking Statements

This news release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “will,” “would” and “project” and other similar expressions that indicate future events or trends or are not statements of historical matters. These statements are based on Inspired’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of Inspired’s control and all of which could cause actual results to differ materially from the results discussed in the forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing Inspired’s views as of any subsequent date, and Inspired does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as required by law. You are advised to review carefully the “Risk Factors” section of Inspired’s annual report on Form 10-K for the fiscal year ended September 30, 2018 and in Inspired’s subsequent quarterly reports on Form 10-Q, which are available, free of charge, on the U.S. Securities and Exchange Commission’s website at www.sec.gov.

Contact:

For Investors

Aimee Remey

aimee.remey@inseinc.com

+1 646 565-6938

For Press and Sales

inspiredsales@inseinc.com

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except share data)

	September 30, 2019	September 30, 2018
	(Unaudited)
Assets
Current assets
Cash	$29.6	$22.5
Accounts receivable, net	10.0	14.3
Inventory, net	5.1	5.2
Fair value of hedging instrument	0.6	0.8
Prepaid expenses and other current assets	11.7	15.8
Corporate tax and other taxes receivable	1.0	—
Total current assets	58.0	58.6

Property and equipment, net	28.5	45.7
Software development costs, net	36.8	40.0
Other acquired intangible assets subject to amortization, net	2.3	5.7
Goodwill	43.3	45.8
Other assets	6.5	12.1
Total assets	$175.4	$207.9

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$13.0	$14.4
Accrued expenses	15.2	14.3
Earnout liability	—	8.0
Corporate tax and other current taxes payable	1.1	2.0
Deferred revenue, current	9.3	9.2
Other current liabilities	3.5	3.9
Current portion of long-term debt	9.0	—
Current portion of capital lease obligations	0.1	0.5
Total current liabilities	51.2	52.3

Long-term debt	132.8	131.2
Capital lease obligations, net of current portion	—	0.1
Deferred revenue, net of current portion	17.9	23.9
Derivative liability	0.5	7.8
Other long-term liabilities	4.8	5.1
Total liabilities	207.2	220.4

Commitments and contingencies

Stockholders’ deficit
Preferred stock; $0.0001 par value; 1,000,000 shares authorized	—	—
Series A Junior Participating Preferred stock; $0.0001 par value; 1,000,000 shares authorized; 49,000 shares designated; no shares issued and outstanding at September 30, 2019 and 2018	—	—
Common stock; $0.0001 par value; 49,000,000 shares authorized; 22,193,955 shares and 20,860,591 shares issued and outstanding at September 30, 2019 and 2018, respectively	—	—
Additional paid in capital	345.3	328.5
Accumulated other comprehensive income	51.3	58.5
Accumulated deficit	(428.4)	(399.5)
Total stockholders’ deficit	(31.8)	(12.5)
Total liabilities and stockholders’ deficit	$175.4	$207.9

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in millions, except share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue:
Service	$23.8	$32.8	$80.2	$100.6
Hardware	2.8	2.8	6.8	9.4
Total revenue	26.6	35.6	87.0	110.0

Cost of sales, excluding depreciation and amortization:
Cost of service	(4.7)	(5.5)	(15.4)	(17.4)
Cost of hardware	(2.3)	(1.1)	(4.9)	(7.3)
Selling, general and administrative expenses	(11.5)	(12.8)	(39.0)	(43.7)
Stock-based compensation expense	(2.2)	(1.5)	(6.6)	(4.2)
Impairment expense	—	(7.7)	—	(7.7)
Acquisition and integration related transaction expenses	(3.3)	(0.1)	(4.9)	(0.3)
Depreciation and amortization	(8.3)	(10.6)	(27.1)	(32.3)
Net operating loss	(5.7)	(3.7)	(10.9)	(2.9)

Other (expense) income
Interest income	—	0.1	0.1	0.2
Interest expense	(4.4)	(5.4)	(12.9)	(15.7)
Change in fair value of earnout liability	—	0.9	(2.3)	4.0
Change in fair value of derivative liability	2.9	(7.3)	2.8	(5.8)
Other finance income (expense)	(1.2)	3.5	(0.9)	3.9

Total other expense, net	(2.7)	(8.2)	(13.2)	(13.4)

Loss before income taxes	(8.4)	(11.9)	(24.1)	(16.3)
Income tax expense	(0.1)	—	(0.1)	(0.1)
Net loss	(8.5)	(11.9)	(24.2)	(16.4)

Other comprehensive (loss)/income:
Foreign currency translation gain	0.5	—	0.7	0.1
Change in fair value of hedging instrument	3.1	0.3	3.4	0.3
Reclassification of gain on hedging instrument to comprehensive income	(3.4)	(0.3)	(4.5)	(0.3)
Actuarial (losses) gains on pension plan	(3.1)	2.9	(4.2)	7.2
Other comprehensive (loss)/income	(2.9)	2.9	(4.6)	7.3

Comprehensive loss	$(11.4)	$(9.0)	$(28.8)	$(9.1)

Net loss per common share – basic and diluted	$(0.38)	$(0.57)	$(1.11)	$(0.79)

Weighted average number of shares outstanding during the period – basic and diluted	22,193,955	20,860,591	21,790,075	20,858,827

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(in millions, except share data) (Unaudited)

	Common stock		Additional paid in	Accumulated other comprehensive	Accumulated	Total stockholders’
	Shares	Amount	capital	income	deficit	deficit

Balance at October 1, 2018	20,860,591	$—	$328.5	$58.5	$(399.5)	$(12.5)
Foreign currency translation adjustments	—	—	—	—	—	—
Actuarial losses on pension plan	—	—	—	(2.8)	—	(2.8)
Change in fair value of hedging instrument	—	—	—	2.6	—	2.6
Reclassification of gain on hedging instrument to comprehensive income	—	—	—	(2.4)	—	(2.4)
Shares issued upon net settlement of RSUs	9,806	—	—	—	—	—
Stock-based compensation expense	—	—	1.4	—	—	1.4
Net loss	—	—	—	—	(4.7)	(4.7)
Balance at December 31, 2018	20,870,397	$—	$329.9	$55.9	$(404.2)	$(18.4)
Foreign currency translation adjustments	—	—	—	(0.5)	—	(0.5)
Actuarial gains on pension plan	—	—	—	0.9	—	0.9
Change in fair value of hedging instrument	—	—	—	(2.1)	—	(2.1)
Reclassification of gain on hedging instrument to comprehensive income	—	—	—	1.5	—	1.5
Shares issued on earnout	1,323,558	—	8.6	—	—	8.6
Stock-based compensation expense	—	—	1.7	—	—	1.7
Net loss	—	—	—	—	(5.0)	(5.0)
Balance at March 31, 2019	22,193,955	$—	$340.2	$55.7	$(409.2)	$(13.3)
Foreign currency translation adjustments	—	—	—	0.7	—	0.7
Actuarial losses on pension plan	—	—	—	(2.0)	—	(2.0)
Change in fair value of hedging instrument	—	—	—	2.4	—	2.4
Reclassification of gain on hedging instrument to comprehensive income	—	—	—	(2.6)	—	(2.6)
Conversion of awards previously classified as derivatives	—	—	0.8	—	—	0.8
Stock-based compensation expense	—	—	2.1	—	—	2.1
Net loss	—	—	—	—	(10.7)	(10.7)
Balance at June 30, 2019	22,193,955	$—	$343.1	$54.2	$(419.9)	$(22.6)
Foreign currency translation adjustments	—	—	—	0.5	—	0.5
Actuarial losses on pension plan	—	—	—	(3.1)	—	(3.1)
Change in fair value of hedging instrument	—	—	—	3.1	—	3.1
Reclassification of gain on hedging instrument to comprehensive income	—	—	—	(3.4)	—	(3.4)
Stock-based compensation expense	—	—	2.2	—	—	2.2
Net loss	—	—	—	—	(8.5)	(8.5)
Balance at September 30, 2019	22,193,955	$—	$345.3	$51.3	$(428.4)	$(31.8)

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions) (Unaudited)

	Nine Months Ended September 30,
	2019	2018

Cash flows from operating activities:
Net loss	$(24.2)	$(16.4)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	27.1	32.3
Stock-based compensation expense	6.6	4.2
Change in fair value of derivative liability	(2.8)	5.8
Change in fair value of earnout liability	2.3	(4.0)
Impairment expense	—	7.7
Foreign currency translation on senior bank debt	4.8	(3.4)
Foreign currency translation on cross currency swaps	(3.8)	—
Non-cash interest expense relating to senior debt	1.4	4.8
Changes in assets and liabilities:
Accounts receivable	1.0	(2.6)
Inventory	(0.3)	(1.0)
Prepaid expenses and other assets	4.4	3.0
Corporate tax and other current taxes payable	(1.8)	(0.8)
Accounts payable	8.5	3.9
Deferred revenues and customer prepayment	(4.3)	3.6
Accrued expenses	3.3	1.8
Other long-term liabilities	0.2	(4.5)
Net cash provided by operating activities	22.4	34.4

Cash flows from investing activities:
Purchases of property and equipment	(4.9)	(21.9)
Purchases of capital software	(11.6)	(14.2)
Net cash used in investing activities	(16.5)	(36.1)

Cash flows from financing activities:
Proceeds from issuance of revolver and long-term debt	9.3	140.0
Repayments of revolver and long-term debt	—	(122.1)
Payment of financing costs	—	(4.6)
Repayments of capital leases	(0.3)	(0.4)
Net cash provided by financing activities	9.0	12.9

Effect of exchange rate changes on cash	(1.3)	0.3
Net increase in cash	13.6	11.5
Cash, beginning of period	16.0	11.0
Cash, end of period	$29.6	$22.5

Supplemental cash flow disclosures
Cash paid during the period for interest	$12.5	$10.4
Cash paid during the period for income taxes	$—	$—

Supplemental disclosure of noncash investing and financing activities
Additional paid in capital reclassified from derivative liability	$0.8	$2.8
Senior debt exit premium	$—	$4.2

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

	For the Three-Month Period ended
	Unaudited Sept 30,	Unaudited Sept 30,
	2019	2018
(In millions)
Net loss	$(8.5)	$(11.9)

Items Relating to Legacy Activities:
Pension charges	0.1	0.1

Items outside the normal course of business:
Costs of group restructure	0.5	0.1
Acquisition and integration related transaction expenses	3.3	0.1

Stock-based compensation expense	2.2	1.5

Impairment expense	-	7.7
Depreciation and amortization	8.3	10.6
Total other expense, net	2.7	8.2
Income tax	0.1	0.0
Adjusted EBITDA	$8.7	$16.3

Adjusted EBITDA	£7.1	£12.5

Exchange Rate - $ to £ (6)	1.23	1.30

INSPIRED ENTERTAINMENT, INC. SEGMENT PERFORMANCE

(Unaudited)

Three Months Ended September 30, 2019

	Server Based Gaming	Virtual Sports	Corporate Functions	Total
	(in millions)
Revenue:
Service	$15.5	$8.3	$—	$23.8
Hardware	2.8	—	—	2.8
Total revenue	18.3	8.3	—	26.6
Cost of sales, excluding depreciation and amortization:
Cost of service	(4.1)	(0.6)	—	(4.7)
Cost of hardware	(2.3)	—	—	(2.3)
Selling, general and administrative expenses	(5.7)	(1.9)	(3.9)	(11.5)
Stock-based compensation expense	(0.4)	(0.3)	(1.5)	(2.2)
Acquisition and integration related transaction expenses	—	—	(3.3)	(3.3)
Depreciation and amortization	(6.8)	(1.3)	(0.2)	(8.3)
Segment operating income (loss)	(1.0)	4.2	(8.9)	(5.7)

Net operating loss				$(5.7)

Total assets at September 30, 2019	$75.1	$63.4	$36.9	$175.4

Total goodwill at September 30, 2019	$—	$43.3	$—	$43.3
Total capital expenditures for the three months ended September 30, 2019	$3.7	$1.4	$0.2	$5.3

Three Months Ended September 30, 2018

	Server Based Gaming	Virtual Sports	Corporate Functions	Total
	(in millions)
Revenue:
Service	$23.3	$9.5	$—	$32.8
Hardware	2.8	—	—	2.8
Total revenue	26.1	9.5	—	35.6
Cost of sales, excluding depreciation and amortization:
Cost of service	(4.6)	(0.9)	—	(5.5)
Cost of hardware	(1.1)	—	—	(1.1)
Selling, general and administrative expenses	(7.2)	(2.7)	(2.9)	(12.8)
Stock-based compensation expense	(0.2)	(0.2)	(1.1)	(1.5)
Impairment expense	(4.7)	(3.0)	—	(7.7)
Acquisition and integration related transaction expenses	—	—	(0.1)	(0.1)
Depreciation and amortization	(9.0)	(1.1)	(0.5)	(10.6)
Segment operating income (loss)	(0.7)	1.6	(4.6)	(3.7)

Net operating loss				$(3.7)

Total assets at September 30, 2018	$103.4	$69.5	$35.0	$207.9

Total goodwill at September 30, 2018	$—	$45.8	$—	$45.8
Total capital expenditures for the three months ended September 30, 2018	$7.6	$1.8	$—	$9.4